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Exhibit 21.1
List of Subsidiaries

American Leisure Corporation, a Nevada corporation

American Professional Management Group, Inc., a Florida corporation

Sunstone Golf Resort, Inc., a Florida corporation

Leisureshare International PLC, a UK corporation

Leisureshare International Espanol S. A. a Spanish company

Orlando Holidays, Inc., a Florida corporation

Welcome to Orlando, Inc., a Florida corporation

American Travel and Marketing Group, Inc. a Florida corporation

American Leisure, Inc., a Florida corporation

I-Drive Limo's, Inc., a Florida corporation

American Leisure Homes, Inc., a Florida corporation